Exhibit 23







                       CONSENT OF INDEPENDENT ACCOUNTANTS





 We consent to the incorporation by reference in the registration statements of General Public Utilities Corporation on Forms S-8 (File Nos. 33-28203, 33-32325, 33-42078, 33-34661, 33-32326, 33-51087 and 33-51035) and Form S-3
 (File Number 33-30765) of our report dated February 2, 1994, on our audits of the consolidated financial statements and financial statement schedules of General Public Utilities Corporation and Subsidiaries as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which report is included in this Annual Report on Form 10-K for the year ended December 31, 1993. Our report on the audits of the financial statements and financial statement schedules of General Public Utilities Corporation and Subsidiaries as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, contains explanatory paragraphs related to certain contingencies which have resulted from the accident at Unit 2 of the Three Mile Island Nuclear Generating Station, the adoption of the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", and SFAS No. 106, Pensions", in 1993, and the change in the method of accounting for unbilled revenues in 1991.



                                     COOPERS & LYBRAND





 New York, New York
 March 10, 1994